Sub item 77D

LEGG MASON PARTNERS INCOME TRUST
SUPPLEMENT DATED MAY 16, 2013 TO THE
SUMMARY PROSPECTUS, PROSPECTUS,
AND STATEMENT OF ADDITIONAL INFORMATION, EACH DATED MAY 1, 2013, OF WESTERN ASSET CORPORATE BOND FUND

The following supplements the section titled "Principal investment strategies" in the fund's Summary Prospectus and in the fund's Prospectus, the section titled "More on the fund's investment strategies, investments and risks - Foreign securities" in the fund's Prospectus, as well as the section titled "Investment Objective and Principal Investment Strategies - Principal Investment Strategies and Certain Limitations" in the fund's Statement of Additional Information ("SAI"), and replaces any information to the contrary:

The fund may invest up to 25% of its assets in non-U.S. dollar denominated fixed income securities of foreign issuers. The fund intends to invest not more than 10% of its assets in non-U.S. dollar denominated fixed income securities of foreign issuers for which the fund has not implemented a currency hedge.

Instead of, and/or in addition to, investing directly in particular securities, the fund may use instruments such as derivatives, including options, interest rate swaps, credit default swaps and options on credit default swaps, foreign currency futures, forwards and options, and futures contracts, and synthetic instruments that are intended to provide economic exposure to the securities or the issuer or to be used as a hedging technique.

The following text is added to the section titled "Certain risks" in the fund's Summary Prospectus and in the fund's Prospectus and the section titled "More on the fund's investment strategies, investments and risks - More on risks of investing in the fund" in the fund's prospectus:

Currency risk. The value of investments in securities denominated in foreign currencies increases or decreases as the rates of exchange between those currencies and the U.S. dollar change. Currency conversion costs and currency fluctuations could erase investment gains or add to investment losses. Currency exchange rates can be volatile, and are affected by factors such as general economic conditions, the actions of the U.S. and foreign governments or central banks, the imposition of currency controls and speculation.